Exhibit 99.1

Press contact:	Press contact, Europe/Asia:	Investor Contact:
Trinseo	Porter Novelli	Trinseo
Donna St. Germain	Sylva De Craecker	David Stasse
Tel : +1 610-240-3307	Tel : + 32 478 27 93 62	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	sylva.de.craecker@porternovelli.be	Email: dstasse@trinseo.com

Trinseo Reports Record Second Quarter 2015 Financial Results

Second Quarter 2015 Summary

•                  Adjusted EBITDA of $151 million ($122 million excluding inventory revaluation)

•                  Record Adjusted Net Income and record Adjusted EBITDA at consolidated level and in our Basic Plastics & Feedstocks segment

•                  Free cash flow of $87 million excluding $69 million related to the call premium associated with the retirement of the long-term bonds as part of the Company’s new debt structure

	Three Months Ended
	June 30,		March 31,
$millions, except per share data	2015	2014	2015
Revenue	1,029	1,341	1,018

EBITDA	56	21	107
Adjusted EBITDA	151	79	109
Adjusted EBITDA, excluding inventory revaluation	122	77	151
Net Income (loss)	1	(45)	38
Adjusted Net Income (loss)	79	11	39

EPS (Basic & Diluted) ($)	0.02	(1.15)	0.77
Adjusted EPS ($)	1.61	0.28	0.80

BERWYN, Pa — August 4, 2015 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and synthetic rubber, today reported its second quarter 2015 financial results with revenue of $1,029 million, Adjusted EPS of $1.61 per diluted share, Adjusted EBITDA of $151 million, and Adjusted EBITDA excluding inventory revaluation of $122 million.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “Trinseo had a great start to 2015 with very strong first and second quarter results. In the second quarter we had record Adjusted EBITDA at the total company level as well as in the Basic Plastics & Feedstocks segment. In addition, we had record Adjusted Net Income.”

Pappas continued, “In the Performance Materials division, second quarter EBITDA was below the first quarter, as expected, and was impacted by several factors, including a planned turnaround at our Synthetic Rubber plant as well as negative price lag with increasing raw material costs. However, we feel that the combined first half results for Performance Materials are indicative of the run-rate that we expect for this division. In Basic Plastics & Feedstocks, we continue to be encouraged by the positive results as they are further evidence of the supply / demand improvements that are driving higher operating rates and margins in styrene monomer, polystyrene, and in polycarbonate.”

Revenue in the second quarter decreased 23% versus prior year due to the pass through of lower raw material costs, with the significant decline in the overall energy complex, and currency, as the euro weakened in comparison to the U.S. dollar. These impacts were partially offset by an increase in sales volume in the Latex, Synthetic Rubber, and Performance Plastics segments, consistent with our strategy of focusing on growth in the Performance Materials Division. Sequentially, revenue increased 1% as the pass through of higher raw material costs was mostly offset by currency and lower sales volume.  The decrease in sales volume was driven by lower sales of styrene monomer, due to a higher level of opportunistic sales in the first quarter, as well as lower sales of polystyrene in Europe, due to customer destocking in the second quarter as a result of increasing prices.

Second quarter Adjusted EBITDA of $151 million included a $29 million favorable impact from inventory revaluation.  Adjusted EBITDA excluding inventory revaluation of $122 million was $45 million higher than prior year primarily due to higher margins in the Basic Plastics & Feedstocks segment, including styrene monomer, styrenic polymers, and polycarbonate, as well as higher equity earnings from Americas Styrenics. Sequentially, Adjusted EBITDA excluding inventory revaluation was $29 million lower than the record-high first quarter due mostly to the planned Synthetic Rubber turnaround in the second quarter as well as price lag, which had a positive impact on the first quarter and a negative impact on the second quarter.  These impacts were partially offset by higher margins in Basic Plastics & Feedstocks as well as an increase in equity earnings from Americas Styrenics.

Second Quarter Results and Commentary by Business Segment

•                  Latex revenue of $248 million for the quarter decreased 23% versus prior year due to the pass through of lower raw material costs as well as currency. Higher volume had a 6% favorable impact due primarily to higher sales to the Europe and North America paper markets.  Adjusted EBITDA of $15 million was $12 million below prior year due primarily to indexed price lag impacts in the current year with increasing raw material costs. Latex sales volume of 312 million pounds was the highest in nearly three years, and increased versus prior year in both the paper and carpet end markets and in all geographic regions.

•                  Synthetic Rubber revenue of $115 million decreased 30% versus prior year due to the pass through of lower raw material costs as well as currency. Volume had a 9% favorable impact due to higher sales of SSBR. Adjusted EBITDA of $18 million was $19 million below prior year driven by the planned turnaround as well as currency and some margin reduction. Second quarter sales volume of 153 million pounds was very strong. Our most advanced rubber grade, enhanced SSBR, which is used exclusively in high performance tires, had record sales volume for the quarter.

•                  Performance Plastics revenue of $185 million for the quarter decreased 12% versus prior year due to the pass through of lower raw material costs as well as currency. Higher volume, due mainly to higher sales to the Europe and North America automotive markets as well as the North America medical market, had a favorable impact of 3%. Adjusted EBITDA of $21 million was $4 million above prior year driven mostly by higher margins. As expected, prices and margins reset in the second quarter after the record first quarter performance, which benefited from a significant raw material price lag of approximately $10 million. The second quarter result was more in line with what we expect from this segment and it is higher than the run rate from last year as we have increased volume and expanded margins.

•                  Basic Plastics & Feedstocks revenue of $480 million decreased 26% versus prior year due mostly to the pass through of lower raw material costs as well as currency.  In addition, sales volume decreased primarily due to lower sales of polystyrene in Europe as customers destocked due to increasing prices. Adjusted EBITDA of $122 million, a record for the segment, was $107 million above prior year and included $41 million of equity earnings, nearly all from Americas Styrenics.  Adjusted EBITDA excluding inventory revaluation of $99 million was $86 million above prior year driven by higher margins, including in styrene monomer, styrenic polymers, and in polycarbonate with our restructuring efforts and improved market dynamics, as well as higher equity earnings from Americas Styrenics. We continue to be encouraged by our performance in this segment as it is further evidence of the structural supply and demand improvements that are taking place in styrene monomer, polystyrene, and  polycarbonate.

Free Cash Flow and Leverage

Free cash flow for the quarter was $18 million, inclusive of a record $30 million dividend from Americas Styrenics, $14 million of capital spending, $69 million related to the call premium associated with the retirement of our long-term bonds, and $31 million of cash interest.  Excluding the call premium, free cash flow was very strong at $87 million. Our net leverage continued to decrease due to higher EBITDA and cash generation, and was 2.8 times as of the end of the second quarter compared to approximately 4.0 times at the end of 2013 and 2014.

Outlook

Commenting on the outlook for the remainder of 2015 Pappas said, “We expect the Performance Materials division results to return to the run rate of $70 million to $75 million Adjusted EBITDA per quarter, as we don’t expect significant price lag and do not have any material maintenance events for the remainder of the year. In Basic Plastics & Feedstocks, we expect Adjusted EBITDA for the second half of the year to be approximately $130 million to $145 million, due primarily to lower, but still historically strong, styrene margins for both our business as well as that of Americas Styrenics.”

Pappas continued, “Given these expectations, full year Adjusted EBITDA should be between $490 million and $505 million.  In addition, we expect strong free cash flow and EPS performance on the back of our refinancing, management of capex and lower interest expense.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its Second Quarter 2015 financial results tomorrow, Wednesday, August 5, 2015 at 10 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer, John Feenan, Executive Vice President and Chief Financial Officer and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 92891788

The Company will also offer a live Webcast of the conference call with question and answer session via registration page on the Trinseo Investor Relations website.

Trinseo has posted its Second Quarter 2015 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission (SEC).

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 5, 2016.

About Trinseo

Trinseo (NYSE: TSE) is a global materials company and manufacturer of plastics, latex and rubber. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Formerly known as Styron, Trinseo completed its renaming process in the first quarter of 2015.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net sales	$1,028,673	$1,018,265	$1,340,935	$2,046,938	$2,700,067
Cost of sales	886,536	915,186	1,248,525	1,801,722	2,509,028
Gross profit	142,137	103,079	92,410	245,216	191,039
Selling, general and administrative expenses	50,739	51,775	74,208	102,514	124,238
Equity in earnings of unconsolidated affiliates	40,841	36,707	5,378	77,548	20,328
Operating income	132,239	88,011	23,580	220,250	87,129
Interest expense, net	25,600	28,856	32,602	54,456	65,420
Loss on extinguishment of long-term debt	95,150	—	—	95,150	—
Other expense, net	3,233	3,551	30,149	6,784	31,044
Income (loss) before income taxes	8,256	55,604	(39,171)	63,860	(9,335)
Provision for income taxes	7,500	17,900	5,450	25,400	18,200
Net income (loss)	$756	$37,704	$(44,621)	$38,460	$(27,535)
Weighted average shares- basic	48,771	48,770	38,912	48,770	38,096
Net income (loss) per share- basic	$0.02	$0.77	$(1.15)	$0.79	$(0.72)
Weighted average shares- diluted	48,907	48,851	38,912	48,896	38,096
Net income (loss) per share- diluted	$0.02	$0.77	$(1.15)	$0.79	$(0.72)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$231,105	$220,786
Accounts receivable, net of allowance for doubtful accounts	605,338	601,066
Inventories	406,797	473,861
Deferred income tax assets	10,682	11,786
Other current assets	12,764	15,164
Total current assets	1,266,686	1,322,663

Investments in unconsolidated affiliates	200,206	167,658
Property, plant and equipment, net of accumulated depreciation	521,188	556,697
Other assets
Goodwill	31,786	34,574
Other intangible assets, net	150,360	165,358
Deferred income tax assets—noncurrent	59,331	46,812
Deferred charges and other assets	59,499	62,354
Total other assets	300,976	309,098
Total assets	$2,289,056	$2,356,116

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$6,208	$7,559
Accounts payable	399,911	434,692
Income taxes payable	27,032	9,413
Deferred income tax liabilities	1,432	1,413
Accrued expenses and other current liabilities	91,036	120,928
Total current liabilities	525,619	574,005
Noncurrent liabilities
Long-term debt	1,214,991	1,194,648
Deferred income tax liabilities—noncurrent	28,987	27,311
Other noncurrent obligations	231,606	239,287
Total noncurrent liabilities	1,475,584	1,461,246

Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at June 30, 2015 and December 31, 2014, 48,778 and 48,770 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	488	488
Additional paid-in-capital	553,749	547,530
Accumulated deficit	(113,476)	(151,936)
Accumulated other comprehensive loss	(152,908)	(75,217)
Total shareholders’ equity	287,853	320,865
Total liabilities and shareholders’ equity	$2,289,056	$2,356,116

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Cash provided by operating activities	$74,746	$7,864

Cash flows from investing activities
Capital expenditures	(43,594)	(55,744)
Proceeds from capital expenditures subsidy	2,191	—
Proceeds from the sale of businesses and other assets	689	5,434
Payment for working capital adjustment from sale of business	—	(700)
Distributions from unconsolidated affiliates	—	978
Cash used in investing activities	(40,714)	(50,032)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	—	199,152
Deferred financing fees	(27,661)	—
Short-term borrowings, net	(15,823)	(29,402)
Net proceeds from issuance of Term Loan B	498,750	—
Net proceeds from issuance of 2022 Senior Notes	716,625	—
Repayments of 2019 Senior Notes	(1,192,500)	—
Proceeds from Accounts Receivable Securitization Facility	25,000	178,603
Repayments of Accounts Receivable Securitization Facility	(25,000)	(179,170)
Cash provided by (used in) financing activities	(20,609)	169,183
Effect of exchange rates on cash	(3,104)	26
Net change in cash and cash equivalents	10,319	127,041
Cash and cash equivalents—beginning of period	220,786	196,503
Cash and cash equivalents—end of period	$231,105	$323,544

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2015	2015	2014	2015	2014
Latex	$247,512	$238,256	$320,682	$485,768	$646,988
Synthetic Rubber	115,370	129,404	164,926	244,774	341,639
Performance Plastics	185,304	196,944	209,846	382,249	411,851
Basic Plastics & Feedstocks	480,487	453,661	645,481	934,147	1,299,589
Total Revenue	$1,028,673	$1,018,265	$1,340,935	$2,046,938	$2,700,067

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income (loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of Bain Capital; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income (loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (loss) is calculated as Adjusted EBITDA (defined beginning with Net income (loss), above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as those discussed above. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	June 30, 2015	March 31, 2015	June 30, 2014
Net income (loss)	$0.8	$37.7	$(44.6)
Interest expense, net	25.6	28.9	32.6
Provision for income taxes	7.5	17.9	5.5
Depreciation and amortization	21.7	22.5	27.1
EBITDA	$55.6	$107.0	$20.6
Loss on extinguishment of long-term debt	95.2	—	—	Loss on extinguishment of long-term debt
Restructuring and other charges (a)	(0.1)	0.5	2.1	Selling, general, and administrative expenses
Fees paid pursuant to advisory agreement (b)	—	—	24.2	Selling, general, and administrative expenses
Other non-recurring items (c)	0.6	1.3	32.5	Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$151.3	$108.8	$79.4
Inventory revaluation (d)	(29.4)	42.1	(2.6)
Adjusted EBITDA, excluding inventory revaluation	$121.9	$150.9	$76.8
Adjusted EBITDA to Adjusted Net Income (loss):
Adjusted EBITDA	$151.3	$108.8	$79.4
Interest expense, net	25.6	28.9	32.6
Provision for income taxes — Adjusted (e)	25.5	18.3	10.1
Depreciation and amortization — Adjusted	21.6	22.3	25.8
Adjusted Net Income (loss)	$78.6	$39.3	$10.9
Adjusted EPS	$1.61	$0.80	$0.28

Adjusted EBITDA by Segment:
Latex	$14.9	$21.5	$26.7
Synthetic Rubber	18.5	26.2	37.0
Performance Plastics	21.3	25.1	16.8
Basic Plastics & Feedstocks	122.2	59.5	15.7
Corporate unallocated	(25.6)	(23.5)	(16.8)
Adjusted EBITDA	$151.3	$108.8	$79.4

(a)                  Restructuring and other charges for the three month periods above were incurred primarily in connection with the polycarbonate restructuring within our Basic Plastics & Feedstocks segment and the shutdown of our latex manufacturing plant in Altona, Australia.

(b)                  Represents fees paid under the terms of our advisory agreement with Bain Capital, before its termination in conjunction with our June 2014 initial public offering. For the three months ended June 30, 2014, this includes a charge of $23.3 million for fees incurred in connection with said termination.

(c)                   Other non-recurring items incurred for the three months ended June 30, 2015 and March 31, 2015 include costs related to the process of changing our corporate name from Styron to Trinseo.  For the three months ended June 30, 2014, these costs include a one-time $32.5 million termination payment made to Dow in connection with the termination of our Latex JV Option Agreement.

(d)                  See the discussion above this table for a description of inventory revaluation.

(e)                   Adjusted to remove the tax impact of the loss on extinguishment of long-term debt and the related items noted above in (a) — (c). Additionally, the three months ended June 30, 2014 excludes a $2.7 million tax benefit recognized during the period related to a previously unrecognized tax benefit, resulting from the effective settlement of a 2010 and 2011 audit with the IRS.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2015	2014	2015	2014
Cash provided by operating activities	$31.8	$9.0	$74.7	$7.8
Cash used in investing activities	(13.6)	(9.1)	(40.7)	(50.0)
Impact of changes in restricted cash	—	—	—	—

Free Cash Flow	$18.2	$(0.1)	$34.0	$(42.2)

Liquidity

	June 30,	December 31,
(in millions)	2015	2014
Cash and cash equivalents	$231.1	$220.8
Available borrowings under accounts receivable securitization agreement	147.3	136.1
Available borrowings under the revolving facility	313.2	293.3
Liquidity	$691.6	$650.2